MENTOR INCOME FUND, INC.
                               200 Berkeley Street
                           Boston, Massachusetts 02116

                                                            October 6, 2000

Dear Mentor Income Fund Shareholder:

As you know, the Fund's Board of Directors has recommended that you approve a new investment advisory agreement with U.S. Bank. The Board also has recommended that you approve a new slate of directors, in order to integrate the Fund into U.S. Bank's family of funds. A final vote on these matters is scheduled to take place on October 13, 2000.

You may have received various communications from Karpus Investment Management requesting that you reject the Board's recommendations, and instead approve certain proposals being put forth by Karpus. In its proxy materials, Karpus has stated that, if its investment advisory agreement is approved, it would recommend to the Board that the Fund take certain actions, including converting to an open-end fund or repurchasing Fund shares from investors. As an investor in the Fund who may be depending on the Fund's monthly dividend, you should be aware that the actions described by Karpus could result in a large portion of the Fund being paid out, which could make it more difficult to manage the Fund and to achieve its investment objective. YOUR MONTHLY DIVIDEND COULD BE AFFECTED.

The Board's recommendation to approve an advisory agreement with U.S. Bank is based in part on its conclusion that U.S. Bank will provide the Fund with high quality investment advisory services, and will continue to manage the Fund in accordance with its objective of paying a high level of current income. The actions outlined by Karpus would, if implemented, be expensive to the Fund to administer and disruptive to its management. If you are interested in ensuring that the Fund continues to be managed with a focus on current income, we urge you to vote your WHITE proxy card in favor of the proposals listed thereon. Do NOT sign or return any BLUE proxy card. If you have already signed and returned the BLUE proxy card, you may revoke that proxy by signing and returning a later-dated WHITE proxy card. (If you already signed and returned a WHITE proxy card reflecting votes in favor of the proposals thereon, you need not do anything further.) If possible, please fax both the front and back of any newly-completed WHITE proxy card to 1-800-733-1885. Otherwise, please mail it immediately in the enclosed envelope.

Don't let Karpus scare you into voting for proposals that could significantly and adversely impact your investment in the Fund. If you have any questions or assistance in voting your shares, please telephone toll-free 877-504-5025.


                                                        Respectfully,

                                                        /s/ W. Douglas Munn

                                                        W. Douglas Munn
                                                        President
                                                        Mentor Income Fund, Inc.